Exhibit 10.1
Employment Agreement

THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and among JAMES CHANDIK, an individual residing in Repentigny, Quebec Canada (the Employee"); and DNA PRECIOUS METALS, INC., a Nevada corporation (the Company). The Company and the Employee being sometimes hereinafter collectively to as the "Parties" or generically as a "Party".

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereby exchanged, as well as of the sum of Ten (510.00) Dollars and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties, intending to he legal/' bound, hereby agree as follows:

Witnesseth:

Article One
Term, Renewals, Earlier Termination

1.1          Term.

Subject to the provisions set forth lie rein. the terns oft he Employee' s employment hereunder shall be deemed to have commenced as of June 1" 2011 and shall continue for a term of 1 year ending May 31 ", 2012.

1.2         Renewals.

(a)	The Agreement may be renewed after expiration of the original terns, on a continuing annual basis, on the mutual consent of the parties.

(b)
In the event that in conjunction with a renewal of this Agreement, a Party desires a modification of the terms of this Agreement that are not of general application (e.g., the provisions pertaining to salary, commissions, etc.), then:

(1)
Such Party shall provide the other with a written notice specifying the requested modifications (the "Modification Request Notice") on or before the 15th day prior to termination of the then current term which:

(2)
If the modifications specified in the Modification Request Notice are accepted in writing by the other Party prior to expiration of the then current term, the Modifications Request Notice shall be deemed a written amendment to this Agreement, effective as of the first day of the new renewal terns:

(3)
If the Party receiving the Modifications Request Notice finds the proposed modifications unacceptable, it may initiate negotiations to reach compromise modifications with the Party providing the Modifications Request Notice, which must be concluded and reflected in a written amendment to this Agreement prior to the end of the then current term, failing which, the provisions of Section 1.2(B)(4) will be deemed in effect:

Please Initial: C. G. The Employee: J. C.

(4)
If the modifications specified in the Modifications Request Notice are not accepted in writing by the other Pam prior to expiration of the then current term, the Modifications Request Notice shall be deemed a Notice of Termination and this Agreement will expire effective as of the close of business on the last day of the then current term.

(5)	The following Modification for Annual salary and company shares will be enforced for renewal of this Agreement. This pending the company is in production.

(i)	June 1 2012: $180 000 and 500 000 shares issued June 1 2012

(ii)	June 1 2013: $216 000 and 500 000 shares issued June 1 2013

1.3           Earlier Termination.

The Company shall have the right to terminate this Agreement prior to the expiration of its Term or of any renewals thereof

(a)	For Cause:

(1)	The Company may terminate the Employee's employment under this Agreement at any time for cause.

(2)	Such termination shall be evidenced by written notice thereof to the Employee, which notice shall specify the cause for termination.

(3)	For purposes hereof, the term "cause" shall mean:

(1)	The failure of the Employee to abide by the directions of Company's board of directors:

(2)	theft; insubordination or conviction of a felony crime:

(3)
Material default in the performance of the Employee’s obligations, services or dutiesrequired under this Agreement (other than due to illness) or material breach of any provision of this Agreement, which default or breach has not been completely remedied within five days after written notice of such default or breach.

(b)	Deterioration or Discontinuance of Business:

(1)           In the event that Company discontinues operating its business, this Agreement shall terminate as of the last day of the month on which it ceases operation with the same force and effect as if such last day of the month were originally set as the termination date hereof. Provided, however, that a reorganization or merger of Company shall not be deemed a termination of its business.

(c)	Death:

This Agreement shall terminate immediately on the death of the Employee: however, all accrued compensation at such time shall be promptly paid to the Employee’s estate.

Please Initial: C. G. The Employee: J. C.

1.4         Severance Payments and Alternatives to Termination

In the event this Agreement is terminated for reasons other than for cause as described in Section 1.3(a)(3)(b) or (c) above, the Employee shall be entitled to receive:

(A)	All salaries and reimbursements earned through the date of termination;

(B)	Pay to the Employee, an amount equal to the greater of two scenarios mentioned below:
1    The remainder of this agreement
2.    6 months salary

Also all incentive compensation including stock compensation will immediately become due under this Agreement.

1.5          Final Settlement.

Upon termination of this Agreement the Employee or the Employee’s representative shall execute and deliver to Company on a form prepared by Company, a release of all claims except such claims as may have been submitted pursuant to the terms of this Agreement and which remain unpaid, and, shall forthwith tender to Company all records, manuals and written procedures, as may be desired by it for the continued conduct of its business.

Article Two
Scope of Employment

2.1          Retention.

Company hereby hires the Employee and the Employee hereby accepts such employment, in accordance with the terms, provisions and conditions of this Agreement.

2.2          General Description of Duties.

The Employee shall serve as the Company's Chief Executive Officer. The Employee shall also serve as a member of the Company's Board of Directors and shall at all times be accountable to the Board of Directors for any actions undertaken by the Employee.

All work or products developed by the Employee shall be deemed work for hire and any intellectual property rights resulting from any of the Employee’s work shall be deemed owned by the Company.

2.3          Status.

(A)	The Employee shall serve as the Company's Chief Executive Officer.

Please Initial: C. G. The Employee: J. C.

(B)
The Employee is expected to work a minimum of d0 hours per week and devote his full time and attention to the operations of the Company. However, nothing shall prohibit the Employee from engaging in charitable and civic activities and managing his personal passive investments, provided that such passive investments are not in it company which competes in it business similar to that of the Company's business.

(C)
The Employee hereby represents and warrants to Company that he is not subject to any legal, self regulatory organization (e.g., National Association of Securities Dealers. Inc.'s bylaws) or regulatory impediments to the provision of the services called for by this Agreement, or to receipt of the compensation called for under this Agreement or any supplements thereto: and, the Employee herebyirrevocably covenants and agrees to immediately bring to the attention of Company any facts required to make the foregoing representation and warranty accurate throughout the term of this Agreement, or any supplements or extensions thereof.

2.4          Exclusivity.

(a)
Unless specifically authorized by this Agreement or is otherwise authorized by Company's board ofdirectors, on a case by case basis, in writing, all of the Employee's business time shall be devoted exclusively to the affairs of Company.

(b)
Without limiting the generality of the foregoing, the Employee covenants to perform the employment duties called for hereby in good faith, devoting substantially all business time, energies and abilities thereto and will not engage in any other business or commercial activities for any person or entity without the prior written consent of the Company

2.5          Limitations on Services

(a)
In rendering his services, the Employee shall not disclose to any third party any confidential non-public information furnished by Company or otherwise obtained by it with respect to Company, except on a need to know basis.

(b)	The Employee shall not take any action which would in any way adversely affect the reputation, standing or prospects of Company or which would cause Company to be in violation of applicable laws.

Please Initial: C. G. The Employee: J. C.

Article Three
Compensation

3.1          Compensation.

As consideration for the Employee's services to Company the Employee shall be entitled to the following compensation:

A.	The Employee shall receive the following annual base compensation;

i.	Year 1 $120 000
ii.	Year 2 $180 000
iii.	Year 3 $220 000

B.	This base compensation shall be payable 2 times a month, this being the 15th of the month and the last day of the month in arrears or as determined by the Board of Directors.

C.
The Employee shall be issued 2,000,000 shares of the Company's stock upon signing of this Agreement and another 1 500 000 on September 1 2011. During the term of this Agreement the Employee will also be entitled to additional shares divided up as follows;

i.	May 31st, 2012 500 000 shares
ii.	May 31st, 2013 500 000 shares

D.	The Employee shall receive a car allowance if needed at a monthly rate to be determined at that point.

E.	Equipment supplied: laptop, cell phone.

F.	All bonuses will be determined at a later date by the board of directors

If Employee terminates this Agreement, all stock (except for shares previously issued) shall be cancellable by the Company in its sole and absolute discretion. If this Agreement is terminated without cause, all shares shall be deemed fully earned and vested.

3.2          Benefits.

(A) The Employee shall be entitled to any benefits generally made available to all other employees including health insurance for the Employee. The Employee shall also be entitled to receive such fringe benefits as may be generally provided by the Company from time to time to its employees, in accordance with the policies of the Company in office from time to time.

Please Initial: C. G. The Employee: J. C.

(B)
If deemed appropriate under the circumstances by Company's board of directors, an expense allowance in an amount established from time to time by Company's board of directors for traveling, telephone and other direct business expenses required in connection with the performance of the Employee's duties hereunder, the amount of the allowance being limited to actual expenditures verified and documented as required by Company for audit purposes, for tax deduction purposes and in order to assure compliance with applicable laws and regulations.

(c)
The Employee shall he entitled 4 (four) weeks paid vacation annually, to be take at such time(s) as shall not, in the reasonable judgment of the Company's Board of Directors interfere with the fulfillment of the Employee's duties under this Agreement. The Employee shall be entitled to as many holidays, sick days and personal days as are generally provided from time to time to its employees in accordance with the Company's policies in effect from time to time.

3.3          Indemnification.

Company will defend, indemnify and hold the Employee harmless from all liabilities, suits, judgments, fines, penalties or disabilities, including expenses associated directly, therewith (e.g. legal fees, court costs, investigative costs, witness fees. etc.) resulting from any reasonable actions taken by the Employee in good faith on behalf of Company, its affiliates or for other persons or entities at the request of the board of directors of Company, to the fullest extent legally permitted.

Article Four
Special Covenants

4.1          Confidentiality, Non-Circumvention and Non-Competition.

During the tern of this Agreement, all renewals thereof and for a period of two years after its termination, the Employee hereby irrevocably agrees to be hound by the following restrictions, which constitute a material inducement for Company's entry into this Agreement:

(a)
Because the Employee will be developing for Company, making use of, acquiring and/or adding to,confidential information of special and unique nature and value relating to such matters as Company's trade secrets, systems, procedures, manuals, confidential reports, personnel resources. strategic and tactical plans, advisors, clients, investors and fenders; as material inducement to the entry into this Agreement by Company, the Employee hereby covenants and agrees not to personally use, divulge or disclose, for any purpose whatsoever, directly or indirectly, any of such confidential information during the term of this Agreement, any renewals thereof, and for a period of two years after its termination.

(b)
The Employee hereby covenants and agrees to be bound as a fiduciary of Company, and consequently, without the prior written consent of Company, on a specific, case by case basis, the Employee shall not, among other things, directly or indirectly:

(1)	Engage in any activities, whether or not for profit, competitive with Company's business.

Please Initial: C. G. The Employee: J. C.

(2)	Solicit or accept any person providing services to Company, whether as an employee, consultant or independent contractor, for employment or provision of services.

(3)	Induce any client or customer of Company to cease doing business with Company or to engage in business with any person engaged in business activities that compete with Company's business.

(4)	Divert any business opportunity, within the general scope of Company's business and business capacity, to any other person or entity.

4.2          Special Remedies.

In view of the irreparable harm and damage which would undoubtedly occur to Company as a result of a breach by the Employee of the covenants or agreements contained in this Article Four, and in view of the lack of an adequate remedy at law to protect Company's interests, the Employee hereby covenants and agrees that Company shall have the following additional rights and remedies in the event of a breach hereof:

(a)
In addition to and not in limitation of any other rights, remedies or damages available to Company, whether at law or in equity, it shall be entitled to a permanent injunction in order to prevent or torestrain any such breach by the Employee, or by the Employee's partners, agents, representatives, servants, employers, employees, affiliates and/or any and all persons directly or indirectly acting for or with him and the Employee hereby consents to the issuance of such a permanent injunction; and

(b)
Because it is impossible to ascertain or estimate the entire or exact cost, damage or injury which Company may sustain prior to the effective enforcement of such injunction, the Employee hereby covenants and agrees to pay over to Company, in the event the employee violates the covenants and agreements contained in Section 4.2 hereof, the greater of:

(1)	Any payment or compensation of any kind received by the Employee or by persons affiliated with or acting for or with the Employee, because of such violation before the issuance of such injunction, or

(2)
The suns of One Thousand ($1,000.00) Dollars per violation, which suns shall be liquidated damages, and not a penalty, for the injuries suffered by Company as a result of such violation, the Parties hereto agreeing that such liquidated damages are not intended as the exclusiveremedy available to Company for any breach of the covenants and agreements contained in this Article Four, prior to the issuance of such injunction, the Parties recognizing that the only adequate remedy to protect Company from the injury caused by such breaches would be injunctive relief.

4.3          Cumulative Remedies.

The Employee hereby irrevocably agrees that the remedies described in Section 4.2 shall be in addition to, and not in limitation of, any of the rights or remedies to which Company is or may be entitled to, whether at law or in equity, under or pursuant to this Agreement.

Please Initial: C. G. The Employee: J. C.

4.4          Acknowledgment of Reasonableness.

(a)
The Employee hereby represents, warrants and acknowledges that having carefully read and considered the provisions of this Article Four, the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of Company, its officers, directors and other employees. consequently, in the event that any of the above-described restrictions shall he heldunenforceable by any court of competent jurisdiction, the Employee hereby covenants, agrees and directs such court to substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and, the Employee hereby covenants and agrees that if so modified, the covenants contained in this Article Four shall be as fully enforceable as if they had been set forth herein directly by the Parties.

(b)
In determining the nature of this limitation, the Employee hereby acknowledges. covenants and agrees that it is the intent of the Parties that a court adjudicating a dispute arising hereunder recognize that the Parties desire that these covenants not to circumvent, disclose or compete be imposed and maintained to the greatest extent possible.

4.5          Unauthorized Acts.

The Employee hereby covenants and agrees not do any act or incur any obligation on behalf of Company except as authorized by its board of directors or by its stockholders pursuant to duly adopted stockholder action or reasonably inferred therefrom.

4.6          Covenant not to Disparage

The Employee hereby irrevocably covenants and agrees that during the term of this Agreement and after its termination, he will refrain from making any remarks that could be construed by anyone, under any circumstances, as disparaging, directly or indirectly, specifically, through innuendo or by inference, whether or not true, about the Company its constituent members, or its officers, directors, stockholders, employees, agent or affiliates, whether related to the business of Company, to other business or financial matters or to personal matters.

Article Five
Miscellaneous

5.1           Notices.

(a)
(1)           All notices, demands or other communications hereunder shall be in writing, and unless otherwise provided, shall be deemed to have been duly given on the first business day after mailing by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Employee:

James Chandik
229 de Bergerac
Repentigny Quebec J6A 7V9

Please Initial: C. G. The Employee: J. C.

To Company:

DNA Precious Metals Inc.
9415 Pascal Gagnon suite 204
Montreal Quebec Ii I P I Z4

With a copy to:

Jeffrey G. Klein, Esq.
301 Yamato Road
Suite 1240
Boca Raton, Florida 33431

(2)	Copies of notices will also be provided to such other address or to such other person as any Party shall designate to the other for such purpose in the manner hereinafter set forth.

5.2          Amendment.

(a)
No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the Party against which the enforcement of said modification, waiver, amendment, discharge or change is sought.

(b)	This Agreement may not be modified without the consent of a majority in interest of Company's Board of Directors.

5.3          Merger.

(a)	This instrument contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein.

(b)	All prior agreements whether written or oral, are merged herein and shall be of no force or effect.

5.4          Survival.

The several representations, warranties and covenants of the Parties contained herein shall survive the execution hereof and shall he effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

5.5          Severability

If any provision or any portion of any provision of this Agreement, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be effected thereby.

Please Initial: C. G. The Employee: J. C.

5.6          Governing Law and Venue.

This Agreement shall be construed in accordance with the laws of the state of Nevada.

5.7          Litigation.

(a)
In any action between the Parties to enforce any of the terms of this Agreement or any other matter arising from this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable attorneys' fees up to and including all negotiations, trials and appeals, whether or not litigation is initiated.

(b)
In the event of any dispute arising under this Agreement, or the negotiation thereof or inducements to enter into the Agreement, the dispute shall be resolved before the appropriate court located in the state of Nevada.

In the event of any litigation, the prevailing party shall be entitled to recover all costs including reasonable attorney's fees.

5.8          Benefit of Agreement.

(1)	This Agreement may not be assigned by the Employee without the prior written consent of Company.

(2)
Subject to the restrictions on transferability and assignment contained herein, the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representative, estate, heirs and legatees.

5.9          Captions.

The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

5.10        Number and Gender.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

5.11        Further Assurances.

The Parties hereby agree to do, execute, acknowledge and deliver or cause to be done, executed or acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, recipes, records and other documents, as may, from time to time, be required herein to effect the intent and purposes of this Agreement.

Please Initial: C. G. The Employee: J. C.

5.12        Status.

Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, agency, or lessor-lessee relationship: but, rather, the relationship established hereby is that of employer-employee in Company.

5.13        Counterparts.

(a)	This Agreement may be executed in any number of counterparts.

(b)
Execution by exchange of facsimile transmission shall be deemed legally sufficient to hind the signatory: however, the Parties shall, for aesthetic purposes, prepare a fully executed original version of this Agreement, which shall he the document filed with the Securities and Exchange Commission.

In Witness Whereof, the Parties have executed this Agreement, this 28 day of May. 2011.

The Employee	DNA Precious Metals, Inc.

/s/ James Chandik	By:	/s/ Claude Girard
James Chandik		Claude Girard

	By:	/s/ Jeffrey Bercovitch
Jeffrey Bercovitch

Please Initial: C. G. The Employee: J. C.